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Exhibit 2-a

SHARE PURCHASE AGREEMENT

between

the Sellers identified on the signature pages hereto

AND

ADC TELECOMMUNICATIONS, INC.

as Purchaser

COVERING THE PURCHASE
OF THE SHARES OF
ALTITUN AB (PUBL)

Dated as of May 4, 2000

SHARE PURCHASE AGREEMENT

    THIS SHARE PURCHASE AGREEMENT is made and entered into as of May 4, 2000, by and between, on the one side, all of the Persons designated as "Sellers" on the signature pages hereto (collectively, the "Sellers"); and, on the other side, ADC Telecommunications, Inc., a Minnesota corporation, hereinafter referred to as "Purchaser".

W I T N E S S E T H:

    WHEREAS, the Sellers own all the issued and outstanding shares (the "Shares") of Altitun AB (publ), a Swedish corporation ("Altitun"), and desire to sell the Shares to Purchaser pursuant to this Agreement as hereinafter provided; and

    WHEREAS, Purchaser desires to acquire the Shares from Sellers pursuant to this Agreement as hereinafter provided; and

    WHEREAS, for United States financial reporting purposes the parties intend that the transaction shall be accounted for as a "pooling of interests." The Sellers have delivered to Purchaser an opinion letter from Altitun's independent accountants, Lindebergs Grant Thornton LLP, addressed to Altitun, stating that, based on its familiarity with Altitun, Altitun will qualify as a party to a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (collectively, "Opinion 16"). Purchaser has delivered to Sellers an opinion letter from its independent accountants, Arthur Andersen LLP, addressed to Purchaser, stating that, as of the date of such letter, based on its familiarity with Purchaser, Purchaser will qualify as a party to a pooling-of-interests transaction under Opinion 16; and

    WHEREAS, it is the intent of Purchaser to consolidate ownership of Altitun within a U.S. holding company, and;

    WHEREAS, it is the intent of Purchaser to recapitalize Altitun upon close of the acquisition of the Shares; and

    WHEREAS, it is the intent of the parties that the acquisition of Altitun will not qualify as a tax-free reorganization pursuant to Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, and as part of the plan of acquisition of Altitun, for Purchaser to transfer Shares representing 49% of the voting power of Altitun to affiliates of Purchaser immediately upon the close of the acquisition of the Shares, and for Purchaser to transfer the remaining Shares representing 51% of the voting power of Altitun to affiliates of Purchaser on or after January 1, 2001; and

    WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby;

    NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

    Section 1.01.  Definitions.  In this Agreement the following words and phrases shall have the meanings hereinafter set forth:

    "Affiliate" shall mean (a) any Person directly or indirectly owning, controlling or holding the power to vote 50% or more of the outstanding voting securities of the Person in question, (b) any Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Person in question, (c) any Person directly or indirectly controlling, controlled by or under common control with the Person in question, and (d) any officer, director, member or partner of the Person in question or any Person described in subsection (a), (b) or (c) of this paragraph.

    "Agreement" shall mean this Share Purchase Agreement.

    "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States or the State of New York or the laws of Sweden.

    "Claim" shall mean a claim brought against Purchaser or any Seller by a Seller or Purchaser Indemnified Party pursuant to Article XI of this Agreement.

    "Closing" shall have the meaning given such term in Section 2.03 hereof.

    "Commercially Available Software" or "CAS" shall have the meaning given such term in Section 4.25(a) hereof.

    "Commission" shall mean the Securities and Exchange Commission of the United States.

    "Contracts" shall have the meaning given such term in Section 4.17(a) hereof.

    "Environmental Laws" shall have the meaning given such term in Section 4.27(a) hereof.

    "Environmental Liabilities" shall have the meaning given such term in Section 4.27(a) hereof.

    "Escrow Agreement" shall have the meaning given such term in Section 2.04 hereof.

    "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "Financial Statements" shall have the meaning given such term in Section 4.08(a) hereof.

    "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in Sweden.

    "Governmental Entity" shall mean any court, administrative agency or commission or other U.S., Swedish, federal, provincial, state, local, municipal or foreign government or governmental authority or instrumentality.

    "Hazardous Substance" shall have the meaning given such term in Section 4.27(a) hereof.

    "Indemnified Losses" shall have the meaning given such term in Section 11.03 hereof.

    "Indemnified Party" shall mean a Purchaser Indemnified Party or a Seller, as the case may be, for purposes of Section 11.03.

    "Indemnitor" shall have the meaning given such term in Section 11.03 hereof.

    "IP Assets" shall have the meaning given such term in Section 4.25(a) hereof.

    "Knowledge" (or being aware or similar expressions) shall mean (a) with respect to an individual, knowledge of a particular fact or other matter only if such individual is actually aware of such fact or other matter, and (b) with respect to a corporation, knowledge of a particular fact or other matter only if a director or officer of such corporation is actually aware of such fact or other matter, and, with respect to both (a) and (b), including such knowledge as a reasonably prudent person in such business or ownership position would have obtained upon the exercise of reasonable diligence.

    "Latest Balance Sheet" shall have the meaning given in Section 4.08(a) hereof.

    "Latest Financial Statements" shall have the meaning given in Section 4.08(a) hereof.

    "Licenses" shall have the meaning given such term in Section 4.26 hereof.

    "Liens" shall mean all liens, charges, security interests, pledges, rights or claims of others, restraints on transfer or other encumbrances.

    "Material Adverse Change" shall mean a change or a development that has or would reasonably be expected to have a Material Adverse Effect.

    "Material Adverse Effect" shall mean, with respect to Altitun, any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect on the assets, business, results of operations, business prospects, or condition (financial or otherwise) of Altitun. With respect to Purchaser, a "Material Adverse Effect" shall mean any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect on the assets, business, results of operations, business prospects, or condition (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole. Any change in the market price or trading volume of Purchaser's common stock shall not in and of itself be deemed to be a Material Adverse Effect.

    "Nasdaq National Market" shall mean the National Association of Securities Dealers Automated Quotation National Market.

    "Options" shall mean the issued and outstanding options to purchase shares of Altitun, as listed on Schedule 4.03.

    "Optionholders" shall mean the Persons holding the Options.

    "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or government agency.

    "Purchaser Indemnified Parties" shall have the meaning given such term in Section 11.01(a) hereof.

    "Purchaser Losses" shall have the meaning given such term in Section 11.01(a) hereof.

    "Purchaser Stock" shall have the meaning given such term in Section 3.01 hereof.

    "Regulatory Authority" shall mean any Swedish, U.S., foreign, federal, provincial, state, local or municipal government or governmental authority the approval of which, or filing with, is legally required for consummation of the transactions contemplated by this Agreement.

    "Related Documents" shall have the meaning given such term in Section 11.01(a) hereof.

    "SEC Filings" shall have the meaning given such term in Section 5.08(a) hereof.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "Seller Losses" shall have the meaning given such term in Section 11.02 hereof.

    "Sellers' Representative" shall have the meaning given such term in Section 9.01.

    "Shares" shall have the meaning given such term in the Recitals hereof.

    "Software" means all proprietary software applications written, designed, developed, sold or licensed by Altitun and any translations or other derivative works based thereon or derived therefrom, including, without limitation those identified in Schedule 4.25 hereto.

    "Subsidiaries" shall mean all Altitun subsidiaries.

    "Tax" and "Taxes" shall have the meaning given such terms in Section 4.13(a) hereof.

    "Tax Return(s)" shall have the meaning given such term in Section 4.13(a) hereof.

    "Year 2000 Compliance" shall have the meaning given such term in Section 4.21 hereof.

ARTICLE II.
PURCHASE AND SALE OF THE SHARES; CLOSING

    Section 2.01.  Purchase and Sale.  Subject to the terms and conditions herein contained, Sellers agree to sell, assign, transfer and deliver to Purchaser at the Closing all right, title and interest in and to the Shares, free and clear of any Liens. Subject to the terms and conditions herein contained, Purchaser agrees to purchase from Sellers at the Closing the Shares pursuant to the provisions of Article III below. Each Seller owns, and shall sell to Purchaser, the number of Shares specified in Schedule 2.01 hereof. This Agreement shall become effective when it has been signed by Purchaser and Sellers holding more than 90% of the Shares, representing more than 90% of the votes. Each of the Sellers waives any preemptive rights he, she or it may have relating to the sale of the Shares, whether conferred by the Company's Articles of Association or otherwise. Each of the Sellers agrees to use his, her or its best efforts to cause each holder of the shares and/or options to purchase shares of Altitun to sign and become a party to either this Agreement and/or a Forward Option Agreement, as applicable.

    Section 2.02.  Delivery of the Shares.  At the Closing, Sellers shall transfer and deliver the Shares to a securities account (avstämningskonto) specified in writing by Purchaser or an exchange agent, as applicable.

    Section 2.03.  Closing.  The consummation of the sale and transfer of the Shares shall take place at the offices of Lagerlof & Leman in Stockholm on May 12, 2000, provided that all of the conditions set forth in Article VIII shall have been satisfied or waived by such date, or on such other date and at such other place that Purchaser and Sellers shall designate in writing (the "Closing").

    Section 2.04.  Escrow Agreement.  At the Closing, Sellers' Representative, Purchaser and an escrow agent shall execute and deliver an Escrow Agreement in substantially the form of Exhibit 2.04 hereto.

ARTICLE III.
CONSIDERATION

    Section 3.01.  Consideration.

    (a) In consideration of the sale of the Shares to Purchaser and subject to Section 3.02 hereof, each Seller shall be entitled to receive 12.8366 shares (the "Exchange Ratio") of common stock, par value $.20 per share, of Purchaser Stock (the "Purchaser Stock") per each share sold to Purchaser. With the deduction set forth in Section 12.02, the applicable ratio for the shares deliverable to each Seller at Closing will be 12.4307 shares of common stock, par value $.20 per share, of Purchaser Stock per each share sold to Purchaser.

    (b) Purchaser shall (i) assume the Options held by an optionholder with U.S. residency for tax purposes who agrees to execute and deliver to Purchaser a U.S. Exchange Agreement in substantially the form of Exhibit 3.01(b)(i) hereto, and convert such Options into an option to acquire, on substantially the same terms and conditions, the number of whole shares of Purchaser Stock equal to the number of shares of Altitun that were issuable upon exercise of such Options multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Purchaser Stock), and the per share exercise price of the shares of Purchaser Stock shall be equal to the exercise price per share of Altitun at which such Option was exercisable divided by the Exchange Ratio (rounded to the nearest whole U.S. cent), and (ii) enter into a Forward Option Agreement in substantially the form of Exhibit 3.01(b)(ii) hereto with optionholders who have Swedish residency for tax purposes.

    (c) No certificates for fractional shares of Purchaser Stock shall be issued, but in lieu thereof each Seller who would otherwise be entitled to a fraction of a share of Purchaser Stock shall received from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $60.75. All references in this Agreement to Purchaser Stock to be issued pursuant hereto shall be deemed to include the corresponding rights to purchase shares of Purchaser Stock pursuant to the Second Amended and Restated Rights Agreement, dated as of November 28,1995, as amended, between Purchaser and Norwest Bank Minnesota, National Association, except where the context otherwise requires.

    Section 3.02.  Delivery of Certificates.  At the Closing, Purchaser shall, subject to Section 12.02(b) hereof, deliver to Sellers the certificates representing the Purchaser Stock. The shares of Purchaser Stock to be issued to Sellers shall bear the following legend:

  The securities represented by this certificate have not been registered under the federal Securities Act of 1933, as amended, or applicable state securities laws and may not be sold, transferred, assigned, pledged, offered or otherwise disposed in the absence of an effective registration statement under applicable securities laws or an opinion of counsel reasonably satisfactory to Purchaser that such registration is not required.

    Out of the Purchaser Stock, the number of shares specified in the Escrow Agreement for each Seller shall be delivered to the escrow agent for the benefit of such Sellers pursuant to the Escrow Agreement. In addition thereto, all shares of Purchaser Stock to be issued to Tim Greaves and Björn Stålnacke at the Closing in exchange for Shares registered in their names shall, unless the dispute shall have been resolved prior to the Closing, be held in a separate escrow account until the termination of any dispute regarding the ownership thereof has been resolved in accordance with Swedish law.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

    Except as set forth in the Disclosure Schedule delivered concurrently with and made a part of this Agreement, which identifies exceptions by specific section references, each Seller hereby represents and warrants to Purchaser as follows:

    Section 4.01.  Organization, Etc.  Altitun is a corporation duly organized and validly existing under the laws of Sweden and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Altitun is duly qualified or licensed to do business in Sweden, the United States, the United Kingdom and, to the Knowledge of Sellers, in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (Altitun, Inc. has applied for, but has not yet obtained, a Certificate of Authority to transact business in California). Attached to Schedule 4.01 hereto are true and correct copies of Altitun's Certificate of Registration and Articles of Association as in effect on the date hereof. Altitun is not in violation of any provisions of its Certificate of Registration or Articles of Association.

    Section 4.02.  Subsidiaries and Other Altitun Interests.  Altitun does not have any Subsidiaries other than as set forth on Schedule 4.02 hereto, is not a party to any partnerships or joint ventures and does not, directly or indirectly, own or otherwise hold any legal or beneficial interest in any Person. A copy of the Certificate of Registration, Articles of Association (or similar corporate governing documents) and the most recent annual report for each Subsidiary are attached to Schedules 4.02 and 4.08. Except as set forth in Schedule 4.02, Altitun is directly or indirectly the registered, record and beneficial owner of all of the outstanding share capital or shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of its Subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, Options, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, share capital or shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Altitun or any such Subsidiary is bound to issue, transfer or sell any share capital or shares of such capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by Altitun are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens with respect thereto other than restrictions on transfer pursuant to applicable securities laws. All representations and warranties made by Sellers in Sections 4.01, 4.05, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.22, 4.23, 4.25, 4.26, 4.27, 4.28, 4.29, 4.30, 4.31 and 4.34 are, mutatis mutandis, made also with respect to each Subsidiary.

    Section 4.03.  Capitalization.  The authorized share capital of Altitun is a minimum of SEK 2,390,000 and a maximum of SEK 9,560,000 The outstanding share capital and outstanding equity interest in Altitun consists of (i) 503,200 shares of common stock, SEK 5 par value per share, whereof 410,000 shares of Series A and 93,200 shares of Series B, and (ii) 568,300 shares of preferred stock, SEK 5 par value per share, whereof 287,700 shares of Series A and 280,600 shares of Series B. All of the Shares are owned, of record and beneficially, by Sellers. Each Seller is the owner, beneficially and of record, of the Shares set forth opposite such person's name in Schedule 2.01. At the Closing, the Shares will not be subject to any Liens, other than restrictions imposed by applicable securities laws. No Persons other than Sellers are or will be entitled to receive any payment with respect to the Shares. All Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding securities of Altitun were issued, offered, sold and delivered in compliance with all applicable securities and corporate laws. None of the outstanding securities of Altitun have been issued in violation of any preemptive rights, rights of first refusal or similar rights. Except for the Options listed on Schedule 4.03 hereto, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which Altitun is a party or by which Altitun is bound, obligating Altitun to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its share capital or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. Schedule 4.03 hereto sets forth the name and address of all holders of options, warrants or convertible securities, the date of grant or issuance, the number of shares of Altitun capital stock subject thereto, the exercise price and the vesting schedule. All outstanding options granted to Swedish employees of Altitun were sold at fair market value as determined by Altitun's board of directors, were issued for such consideration as was authorized by the board of directors, and in each case the authorized consideration has been fully paid and delivered to Altitun Finans AB. Purchaser has been provided accurate and complete copies of all stock option plans pursuant to which Altitun or any Subsidiary has granted options that are currently outstanding, and the form of all stock option and warrant agreements. All issued and outstanding options, warrants and other convertible securities of Altitun have been offered, issued and delivered in compliance with all applicable securities and corporate laws. There are no outstanding obligations, contingent or other, of Altitun to purchase, redeem or otherwise acquire any shares of its share capital. There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to any of the Shares.

    Section 4.04.  Authorization.  Each Seller has all requisite power and authority to enter into this Agreement and each of the other agreements contemplated hereby, to carry out his/her obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby and the performance by each Seller of his/her obligations hereunder and thereunder have been duly authorized by all necessary action on the part of each Seller. Each of this Agreement and the other agreements contemplated hereby has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether enforceability is considered in equity or at law).

    Section 4.05.  No Violation.  The execution and delivery of this Agreement and each of the other agreements contemplated hereby by each Seller does not, and the consummation by each Seller of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of Altitun's organizational documents; (b) conflict with, or result in any violation of or default or loss of any benefit under, any License, grant, statute, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which Altitun is a party or to which its properties are subject; (c) conflict with, or result in a modification of any provision, or breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement (written or unwritten), understanding, arrangement, contract, indenture or other instrument to which Altitun is a party or to which any of its properties are subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of Altitun; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any License, except, in the case of clauses (b), (c) and (d), where any such conflict, violation, default, loss of benefit, modification, breach, acceleration, creation of Lien, suspension, revocation, impairment, forfeiture or nonrenewal individually or in the aggregate does not and will not have a Material Adverse Effect.

    Section 4.06.  Approvals.  The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby by each Seller will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which Altitun is a party or to which its properties are subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by Altitun or any Seller in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby, or the performance by each Seller of his/her obligations hereunder and thereunder. No Seller has any claim for pre-emptive rights under Section 11 of the Articles of Association of Altitun with respect to any past or present transfer of Shares of Altitun.

    Section 4.07.  Business Assets.  Altitun owns or leases all of the tangible and intangible assets necessary for or used in the conduct of the business of Altitun as such business is presently conducted by Altitun. Except as reflected on Schedule 4.07 hereto, Altitun owns all assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Liens, except for assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business.

    Section 4.08.  Financial Statements and Other Information.

    (a) Attached as Schedule 4.08 are true, correct and complete copies of the audited balance sheets, as of December 31, 1999 and 1998, of Altitun and the audited statements of income, and shareholders' equity of Altitun for each of the years ended December 31, 1999 and 1998 (collectively, the "Financial Statements"). The audited balance sheet, as of December 31, 1999 is herein referred to as the "Latest Balance Sheet". The audited statements of income and shareholders' equity of Altitun for the year ended December 31, 1999, and the Latest Balance Sheet are together herein referred to as the "Latest Financial Statements".

    (b) The Financial Statements are derived from and are consistent with the books and records of Altitun, have been prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods covered thereby, and the balance sheets included therein present the financial condition of Altitun fairly in all material respects as of their respective dates. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, that existed at the date of such Financial Statements have been disclosed in the balance sheets included therein or in notes thereto to the extent such liabilities were required, under Generally Accepted Accounting Principles, to be so disclosed.

    (c) Sellers have delivered to Purchaser a true and complete aging schedule for Altitun's accounts receivable as of March 31, 2000 (the "Receivables"). The Receivables were generated in the ordinary course of Altitun's business and there do not exist any defenses, counterclaims and set-offs that could materially adversely affect such Receivables. All of the Receivables are actual and bona fide receivables representing obligations for the total amount thereof shown on the books of Altitun. Altitun has fully performed all obligations with respect thereto, which they were obligated to perform prior to the date hereof. The reserves for uncollectible accounts established in the Latest Financial Statements have been determined in accordance with Altitun's past practices and, to the Knowledge of Sellers, are adequate.

    (d) As of March 31, 2000, Altitun did not have assets located in the United States with an aggregate book value (as defined by generally accepted accounting principles in the United States) in excess of U.S. $15,000,000 or more, and in its most recently concluded fiscal year, it did not have aggregate sales (as defined by generally accepted accounting principles in the United States) in or into the United States of U.S. $25,000,000 or more.

    Section 4.09.  No Undisclosed Liabilities.  Except as set forth in the notes to the Latest Financial Statements or on Schedule 4.08, the Latest Financial Statements disclose all liabilities of Altitun other than liabilities that have arisen after December 31, 1999, that were incurred in the ordinary course of business and consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

    Section 4.10.  No Material Adverse Changes.  Since the date of the Latest Balance Sheet, there has been no change in Altitun which change has had a Material Adverse Effect.

    Section 4.11.  Corporate Action.  All corporate action of the Board of Directors of Altitun taken on or prior to the date hereof have been duly authorized, adopted or ratified in accordance with applicable law and the organizational documents of Altitun.

    Section 4.12.  Events Subsequent to December 31, 1999.  Except as described on Schedule 4.12, since December 31, 1999, Altitun has not (a) issued any shares, bonds or other corporate securities (including without limitation securities convertible into or rights to acquire share capital of Altitun); (b) borrowed any amount or, to the Knowledge of Sellers, incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred or liabilities under contracts entered into, all in the ordinary course of business; (c) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on its balance sheet included in the Latest Financial Statements and current liabilities incurred since December 31, 1999, in the ordinary course of business; (d) declared or made any payment or distribution to shareholders or purchased or redeemed any of its share capital or other securities; (e) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible; (f) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim; (g) sold, assigned, transferred or granted any license with respect to, or waived any material right to, any invention or discovery (whether or not patentable), patent, patent application, trademark, trade name, service mark, copyright, trade secret or other intangible asset or proprietary information; (h) suffered any loss of property or, to the Knowledge of Sellers, waived any right of material value whether or not in the ordinary course of business or consistent with past practice; (i) made any material change in the manner of its business or operations; (j) made any material change in any method of accounting or accounting practice, except as specifically disclosed in the Latest Financial

Statements; (k) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; (l) entered into or modified any employment, severance or similar agreements or arrangements with or granted any bonuses, salary or benefits increases, severance or termination pay to, any officer or employee, or consultant other than in the ordinary course of business and consistent with past practice; (m) adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any employee, officer, director or affiliate; (n) made any capital expenditure or commitment therefor in excess of $100,000 individually or $500,000 in the aggregate; (o) made any loans or advances to, or guarantees for the benefit of, any Persons; (p) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof; (q) accelerated collection of accounts receivable other than in the ordinary course of business; (r) allowed any accounts payable owed to trade creditors to remain outstanding more than 45 days, unless disputed in good faith, other than in the ordinary course of business; or (s) entered into any commitment (contingent or otherwise) to do any of the foregoing.

    Section 4.13.  Taxes.

    (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all Swedish and foreign taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities, including without limitation, income, gross receipts, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, personal property, real property, license, lease, service, service use, severance, windfall profits, customs and other taxes, together with all interest, fines, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

    (b) Altitun and its Subsidiaries have (i) timely filed all Tax Returns required to be filed by it and all such Tax Returns are true and complete in all respects, (ii) paid all Taxes due, and paid all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of Altitun). No taxing authority has asserted any claim for Taxes or, to the Knowledge of Sellers, is threatening to assert any claim for Taxes; no waivers of time to assess any Tax are in effect and no requests for waiving of the time to assess any Tax are pending. No Seller has Knowledge of any dispute or claim concerning any Tax liability of Altitun. Altitun and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or is properly holding for such payment) all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of Altitun (other than Liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings). No Tax authority in a jurisdiction where Altitun or its Subsidiaries do not file Tax Returns has made a claim, assertion or threat that Altitun or any Subsidiary is or may be subject to Tax in such jurisdiction.

    (c) Notwithstanding Section 4.13(b) or any other provision of this Agreement, no Seller shall be deemed to have made any representation or warranty with respect to the tax implications for Altitun or any Subsidiary with respect to the options referred to in Schedule 4.03.

    Section 4.14.  Litigation.  Except as set forth on Schedule 4.14, there is no (a) action, suit, investigation, arbitration or proceeding pending or, to the Knowledge of Sellers, threatened against or affecting Altitun or any of its properties or rights by or before any Governmental Entity, or (b) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any Governmental Entity in a proceeding to which Altitun or any of its properties was or is a party. There is no action, suit, investigation, arbitration or proceeding pending, and, to Sellers' Knowledge, no Person has threatened to commence any such proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any Seller's ability to comply with or perform his/her obligations and covenants under this Agreement or any agreement entered into pursuant to this Agreement, and, to the Knowledge of Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

    Section 4.15.  Compliance with Laws.  Sellers and Altitun have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting Altitun except where any non-compliance has not and will not, individually or in the aggregate, have a Material Adverse Effect. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any Swedish, U.S., U.K., federal, foreign, state or local taxing authority) with respect to Altitun is pending or, to Sellers' Knowledge, threatened, nor has any Governmental Entity indicated in writing to Altitun or Sellers an intention to conduct the same. None of Sellers, Altitun nor any director, consultant or employee of Altitun (in all instances, in their capacity as such), is in default with respect to any order, writ, injunction or decree known to or served upon Sellers or Altitun of any Governmental Entity with respect to Altitun. To the Knowledge of Sellers, there is no existing Swedish law, rule, regulation or order which would prohibit or materially restrict Altitun from, or otherwise materially adversely affect Altitun in, conducting its businesses as presently conducted. Altitun has conducted its export transactions in accordance with applicable provisions of Swedish, United States, United Kingdom and, to the Knowledge of Sellers, other applicable export control laws and regulations. Altitun does not have and has not had in the past any legal obligation to file any form, report, schedule, statement, proxy statement or other document or information with the Commission, and Altitun has not filed with the Commission any such form, report, schedule, statement, proxy statement or other document or information.

    Section 4.16.  Title to and Condition of Property.

    (a) Altitun owns no real property. The lease agreements described on Schedule 4.16(a), are the only leases to which Altitun is a party and are valid and binding lease agreements. Altitun is not in default thereunder and, to the Knowledge of Sellers, the landlords to such lease agreements are not in default thereunder. Purchaser has been provided complete and accurate copies of each lease, and none of the leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser.

    (b) All material items of machinery, equipment and other tangible assets used by Altitun are in good operating condition and repair, normal wear and tear excepted, are usable in the ordinary course of business, and, to the Knowledge of Sellers, conform in all material respects to all applicable laws, ordinances, codes, rules, regulations and authorizations relating to their construction, use and operation. Altitun owns, or leases under valid leases, all machinery, equipment and other tangible assets necessary for the conduct of its business as currently conducted. The equipment of Altitun is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material, individually or in the aggregate, in nature or cost.

    Section 4.17.  Contracts

    (a) Schedule 4.17 contains a complete list of all currently effective contracts, agreements, arrangements or commitments (i) to which Altitun is a party concerning a partnership or joint venture with another Person, or relating to the voting of Shares or the election of directors; (ii) to which

Altitun or any of its Affiliates (other than individuals) is a party limiting the right of Altitun prior to the Closing, or Purchaser or any Subsidiaries or Affiliates (other than individuals) at or after the Closing, to engage in, or to compete with any person in, any business, including each Contract containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Altitun or Affiliates (other than individuals) prior to the Closing, or by Purchaser or any Subsidiaries or Affiliates (other than individuals) after the Closing; (iii) to which Altitun is a party involving the license, development, assignment or ownership of intellectual property, or providing for the payment or receipt of royalties or other compensation by Altitun in connection with intellectual property rights; or (iv) to which Altitun is a party and which is material to the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of Altitun (including but not limited to, all existing contracts between Altitun and manufacturers, suppliers, sales representatives, distributors, OEM strategic partners or customers of Altitun) (all such contracts, agreements, arrangements or commitments, whether or not listed on Schedule 4.17, being hereinafter referred to as "Contracts"). True and correct copies of all the Contracts listed on Schedule 4.17 have been furnished to Purchaser. All Contracts are valid and binding obligations of the respective parties thereto and Altitun has duly performed its obligations thereunder to the extent such obligations have accrued. Altitun has not breached or defaulted under any Contract where such breach or default (i) could impair the ability of Altitun to enforce any rights thereunder, or (ii) would permit the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of Altitun. To the Knowledge of Sellers, no other party to any Contract is in breach or default thereunder.

    (b) The consummation of the transactions contemplated hereby will not result in any violation or termination of, default or loss of benefit under, or give rise to a right of termination under, the terms of any Contract.

    Section 4.18.  Employee Agreements.  Sellers have furnished Purchaser with a true and correct list (as of the date hereof) of the current employees of Altitun which shows, for each employee, such employee's hire date, current base salary and all material benefits. Sellers have also provided Purchaser with a true and correct copy of all written, and summaries of all binding oral, employment agreements.

    Section 4.19.  Labor Matters.

    (a) Altitun is not a party to or bound by any collective bargaining agreement of the Swedish Employer's Union or any other similar type of agreements. Altitun is not subject to any proceeding asserting that Altitun has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Altitun.

    (b) Except as disclosed on the list referred to in Section 4.18 hereof, there is not in existence any written or unwritten contract of employment with any person whose existing employment cannot be terminated by statutory notice periods without giving rise to a claim for damages or further compensation, provided the employment is terminated in accordance with the regulations in the Protection of Employment Act ("Lagen om Anstallningsskydd").

    (c) In relation to each of the employees, Altitun has substantially complied with all terms and conditions of employment, statutes, regulations, codes, orders and awards relevant to their conditions of service or the relations with employees. There are, with respect to any employee in the United States, no workers' compensation claims pending against Altitun or any Subsidiary nor, to the knowledge of Sellers, any facts that would give rise to such a claim.

    Section 4.20.  Employee Benefits.

    (a) Altitun has duly and correctly conformed to the requirements of applicable social security regulations and have, and shall have paid all contributions due from it as of the date of Closing. Altitun has made sufficient provisions in the Latest Balance Sheet in respect of holiday pay.

    (b) Altitun is not a party to any agreement or has incurred any liability for the provision of benefits other than those payable, as required by law, or pursuant to, state social security schemes or schemes of national insurance or collective bargaining agreements, or the like, including Altitun's agreement with Skandia for pensions.

    (c) The pension scheme with Skandia has been established, maintained and administered at all times in accordance with all applicable legislation and regulations and Altitun has complied in all material respects with all its obligations in respect of the Skandia scheme.

    Section 4.21.  Year 2000 Compliance.  Altitun has taken appropriate and adequate measures in order to ensure Year 2000 Compliance, has not experienced any problems in this regard, and Sellers do not foresee that Altitun will experience any Year 2000 Compliance problem that could have a Material Adverse Effect. The term "Year 2000 Compliance" as used herein means that the Software and computer systems (1) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (2) have the ability to provide data recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (4) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (5) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (6) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (7) have the ability to recognize all "leap years," including February 29, 2000.

    Section 4.22.  Insurance Policies.  Schedule 4.22 contains a correct and complete description of all insurance policies covering Altitun or employees of Altitun. All of such insurance policies are in full force and effect. Altitun is not in default with respect to its obligations under any of the insurance policies. The Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Section 4.23.  Records.  Altitun has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that such transactions are in all material respects recorded in conformity with Generally Accepted Accounting Principles.

    Section 4.24.  Brokerage Fees.  Except as set forth on Schedule 4.24, neither Sellers nor Altitun has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any of the agreements contemplated hereby or any transaction contemplated hereby or thereby or any transaction of like nature that would be required to be paid by Altitun, Sellers or Purchaser.

    Section 4.25.  Intellectual Property.

    (a) Altitun owns, and Altitun's assets include, all patents, patent applications, trademarks, service marks, trade names, and copyrights and all other intellectual property rights, software (in executable, object and source code formats), trade secrets, and other proprietary information, processes, and formulas used in the operation of its business as currently conducted or currently planned to be conducted pursuant to the Altitun Management Presentation dated April, 2000 (a copy of which is attached to Schedule 4.25(a) ("IP Assets"), other than software products of third parties that are or have been made generally commercially available by third parties ("Commercially Available Software" or "CAS"). Except as set forth on Schedule 4.25(a), Altitun does not have any pending or registered trademarks or service marks, reserved trade names, pending or registered copyrights, filed patent applications or issued patents.

    (b) All personnel, including employees, agents, consultants and contractors, who have contributed protectible material (including any copyrightable expression, any invention or discovery and/or any confidential or proprietary information) to or participated in the conception and development of the software programs, technical documentation, or intellectual property on behalf of Altitun, have developed such intellectual property in a manner that, in accordance with applicable law or pursuant to executed valid assignments, has accorded Altitun full, effective, exclusive and original ownership of all tangible and intangible property thereby arising. Sellers have delivered to Purchaser copies of the non-disclosure agreements with certain of Altitun's employees and customers by which Altitun has sought to protect the confidentiality of its trade secrets.

    (c) Except as set forth on Schedule 4.25(c), the use of any of the IP Assets (or assets embodying any such IP Asset) does not infringe on (i) any non-patent intellectual property rights or other rights of any person or entity and/or (ii) the patent rights of any person or entity. To the Knowledge of the Sellers, no other Person has interfered with, infringed upon, or otherwise come into conflict with any IP Assets or other proprietary information of Altitun or any of its Subsidiaries.

    (d) As of the Closing, all of the Altitun Software (as defined below) is free of material bugs or defects which have manifested themselves as of the Closing. As of the Closing, any third party software that is reasonably necessary to the operation of Altitun's business is, to the Knowledge of Sellers, free of any material bugs or defects. As used in this Section 4.25(d), "Altitun Software" means software (including CD-ROMs) of Altitun that Altitun makes available or is under development with the intention of making available to third parties in connection with Altitun's business, and excludes CAS.

    (e) Altitun has good and marketable title to each item of its IP Assets, free and clear of all Liens of any third party. Altitun has the unrestricted right to market, license and otherwise exploit each item of the IP Assets. Schedule 4.25(e) lists all royalties, license fees, sublicense fees or similar obligations reasonably expected to have a value in excess of $100,000per year payable by Altitun or any Subsidiary for any third party intellectual property rights that are used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by Altitun or any of its Subsidiaries.

    (f)  The operation of the business of Altitun as it currently is conducted or, to the Knowledge of Sellers, currently proposed to be conducted pursuant to the Altitun Management Presentation dated April 2000, does not infringe or misappropriate the intellectual property or other proprietary rights of any person or entity, violate any other rights of any person or entity (including rights to privacy or publicity) or constitute unfair competition or trade practices under applicable laws.

    (g) Altitun has not granted any rights to its IP Assets to any third party, including without limitation Telenor AS and Industriellt Mikroelektronik Centrum AB and its successors and assigns ("IMC"), that would conflict or compete with a product sold or expected to be sold by Altitun or any of its Subsidiaries, or otherwise be reasonably likely to have a Material Adverse Effect.

    (h) Pursuant to the terms and conditions of Altitun's agreements with IMC, Altitun has received full disclosure of and title to work performed by IMC under such agreements.

    Section 4.26.  Licenses.  Altitun has all licenses, permits, consents and other governmental certificates, authorizations and approvals required by every Swedish, United States and United Kingdom Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used (collectively, "Licenses") and all of the Licenses are in full force and effect and no action or claim is pending nor threatened to revoke or terminate any License or declare any License invalid in any material respect, except where the failure to have any License, or the invalidity, revocation or termination of any License, has not had and will not have a Material Adverse Effect individually or in the aggregate. A true and complete list of all Licenses is set forth on Schedule 4.26.

    Section 4.27.  Environmental Matters.

    (a) For the purposes of this Agreement: (1) "Environmental Laws" shall mean any Swedish law, statute, rule, regulation, order or other requirement of law relating to (i) the manufacture, transport, use, treatment, storage, disposal, release or threatened release of Hazardous Substances, or (ii) the protection of human health or the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters); (2) "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs) and any other related costs and expenses, other causes of action recognized nor or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute; and (3) "Hazardous Substance" shall mean any material or substance that is: (i) listed, classified or regulated pursuant to or under any applicable Environmental Law, or (ii) any petroleum product or by-product, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or pesticides.

    (b) Altitun has been and is currently being operated in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any Governmental Entity; Altitun is not required to obtain any permits or licenses pursuant to any Environmental Law to conduct its business and operations as presently conducted. Altitun has filed all reports and notifications required to be filed by it under and pursuant to all applicable Environmental Laws, copies of which have been provided to Purchaser.

    (c) There are not any existing, pending or threatened actions, suits, claims, investigations, inquiries or proceedings by or before any Governmental Entity directed against Altitun that pertain or relate to (1) any remedial obligations under any applicable Environmental Law, (2) violations by Altitun of any Environmental Law or (3) personal injury or property damage claims relating to a release of chemicals or Hazardous Substances. Altitun has not received any notice alleging in any manner that it is, or might potentially be responsible for, any release of Hazardous Substances, or any cost arising under or for violation of Environmental Laws.

    (d) No Hazardous Substances have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released by Altitun on, under or about any part of Altitun's assets, including the real property used by Altitun; (ii) to the Knowledge of Sellers, none of the assets, including the real property used by Altitun and any improvements thereon, contain any Hazardous Substances; and (iii) no aboveground or underground storage tanks have been placed by Altitun on, under or about the real property used by Altitun, or, to the Knowledge of Sellers, have been located on, under or about the real property and then subsequently been removed or filled.

    (e) No expenditure other than that currently made by Altitun in the ordinary course of business will be required in order for Purchaser to comply with any Environmental Laws in effect at the time of the Closing, in a manner consistent with the current operation thereof by Altitun.

    Section 4.28.  No Illegal or Improper Transactions.  Neither Altitun, nor, to Sellers' knowledge, any of its directors, employees, agents or Affiliates, has directly or indirectly used funds or other assets of Altitun or made any promise or undertaking in such regard, for (a) contributions, gifts, entertainment or other expenses relating to political activity; (b) payments to or for the benefit of governmental officials or employees; (c) payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of Altitun. Except as disclosed in Schedule 4.28, no Seller nor any of his/her relatives or "Affiliates" (as such term is defined in the Exchange Act (other than Altitun) owns any material asset, tangible or intangible, which is used by Altitun or has any agreement with Altitun (other than normal employment arrangements).

    Section 4.29.  Restrictive Documents and Territorial Restrictions.  Except for routine confidentiality, non-disclosure and similar agreements entered into in the ordinary course of business (none of which agreements will prevent or restrict Altitun from cooperating, subcontracting or otherwise conducting business with Purchaser or any of Purchaser's Affiliates) or as set forth on Schedule 4.29, Altitun is not subject to, or a party to, any charter, by-law, mortgage, Lien, lease, License, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which adversely affects the business, operations or condition (financial or otherwise) of its business or any of its assets or properties, or which would prevent consummation of the transactions contemplated hereby, or the continued operation of its business after the date hereof on substantially the same basis as heretofore operated or which would restrict the ability of Altitun to acquire any property or conduct business anywhere in the world.

    Section 4.30.  Bank Accounts.  Schedule 4.30 contains a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Altitun maintain safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto. All cash in such accounts is held in demand or short term (not more than 30 days) deposits and is not subject to any restriction or documentation as to withdrawal.

    Section 4.31.  Warranties.  There are no claims outstanding, pending or, to the Knowledge of the Sellers, threatened for breach of any warranty relating to any products sold by Altitun prior to the date hereof. The description of Altitun's product warranties set forth on Schedule 4.31 is correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with Altitun's prior practices and are fully adequate in accordance with GAAP to cover all warranty claims made or to be made against any products of Altitun sold prior to the date hereof.

    Section 4.32.  Accounting Matters.  Neither Altitun nor, to the Knowledge of the Sellers, any of its Affiliates has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by Purchaser or any of its Affiliates) would prevent Purchaser from accounting for the purchase of the Shares as a pooling-of-interests.

    Section 4.33.  Indemnification Obligations.  The Sellers have no Knowledge of any action, proceeding or other event pending or threatened against any officer or director of Altitun which would give rise to any indemnification obligation of Altitun to its officers and directors under its Certificate of

Registration, Articles of Association or any agreement between Altitun and any of its officers or directors.

    Section 4.34.  Purchase Entirely for Own Account.  The shares of Purchaser Stock being acquired by each Seller are being acquired for investment for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the shares of Purchaser Stock. The shares of Purchaser Stock being acquired by each Seller have not been registered under the Securities Act or any state securities or Blue Sky law.

    Section 4.35.  Accredited Investor.  Each Seller is an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or if not, such Seller, either alone or with such Seller's representative, has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the prospective investment in the Purchaser Stock and is able to bear the economic consequences thereof. In making such Seller's decision to invest in the Purchaser Stock, such Seller has relied upon independent investigations made by such Seller and, to the extent believed by such Seller to be appropriate, such Seller's representatives, including such Seller's own professional, tax and other advisors, and has not relied upon any representation or warranty from Purchaser, or any of its directors, officers, employees, agents, affiliates or representatives, with respect to the value of the Purchaser Stock. Purchaser has not made any representation, warranty, acknowledgement or covenant, in writing or otherwise, to such Seller regarding the tax consequences, if any, of the sale of the Shares or of the resale of the Purchaser Stock by such Seller. Such Seller and such Seller's representatives have been given a full opportunity to examine all documents and to ask questions of, and to receive answers from, Purchaser and its representatives concerning, the terms of the sale of the Shares to Purchaser, such Seller's investment in the Purchaser Stock and the business of Purchaser and such other information as such Seller desires in order to evaluate an investment in the Purchaser Stock, and all such questions have been answered to the full satisfaction of such Seller. Such Seller has evaluated the merits and risks of an investment in the Purchaser Stock and has determined that the Purchaser Stock are a suitable investment for such Seller in light of such Seller's overall financial condition and prospects. Such Seller has been advised, and is aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including shares of Purchaser Stock. Such Seller has been furnished with all publicly available information about Purchaser's assets, operations, and business activities which such Seller has requested and which such Seller considers necessary or relevant to enable such Seller to make a prudent decision about the sale of such Seller's Shares to Purchaser and such Seller's acquisition of the Purchaser Stock.

    Section 4.36.  Status of Seller.  Except as set forth on Schedule 4.36, each Seller is not a United States person (as defined in Rule 902 under the Securities Act) and such Seller's acquisition of shares of Purchaser Stock in exchange for such Seller's Shares is not made for the account or benefit of a United States person (as defined in Rule 902 under the Securities Act).

    Section 4.37.  No Misleading Statements.  This Agreement and the schedules hereto do not contain any untrue statement of a material fact by Sellers and do not omit to state any material fact necessary to make any of the statements by Sellers contained herein or therein not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Sellers as follows:

    Section 5.01.  Organization, Etc.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease.

    Section 5.02.  Capitalization.  The authorized capital stock of Purchaser consists of 600,000,000 shares of common stock, $.20 par value, and 10,000,000 shares of preferred stock, no par value. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized share capital of Purchaser are as set forth in its Restated Articles of Incorporation as most recently filed in its SEC Filings, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable corporate laws. None of the outstanding securities of Purchaser have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

    Section 5.03.  Authorization.  Purchaser has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby, to carry out its obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the other agreements contemplated hereby to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

    Section 5.04.  No Violation.  The execution and delivery of this Agreement and each of the other agreements contemplated hereby by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of Purchaser's Restated Articles of Incorporation or Restated Bylaws; (b) conflict with, or result in any violation of or default or loss of any benefit under, any License, grant, statute, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which Purchaser is a party or to which any of any of its properties are subject; (c) conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Purchaser is a party or to which any of its properties are subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of Purchaser; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any material license held by Purchaser, except, in the case of clauses (b), (c) and (d), where any such conflict, violation, default, loss of benefit, breach, acceleration, creation of Lien, suspension, revocation, impairment, forfeiture or nonrenewal individually or in the aggregate does not and will not have a Material Adverse Effect.

    Section 5.05.  Approvals.  The execution and delivery of this Agreement and each of the agreements contemplated hereby by Purchaser and the consummation of the transactions contemplated hereby and thereby will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which Purchaser is a party or to which any of its property is subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by Purchaser in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation by Purchaser of the transactions contemplated hereby and thereby or the performance by Purchaser of its obligations hereunder and thereunder, except (i) (A) absent an applicable exemption therefrom, the filing of a registration statement with the Commission, in accordance with the Securities Act, with respect to the shares of Purchaser Stock to be issued as contemplated by this Agreement, or (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 5.06.  Purchaser Stock.  The Purchaser Stock delivered to Sellers pursuant to Section 3.02 hereof, will, when issued and delivered in accordance with this Agreement, be (i) duly authorized, validly issued, and nonassessable and free and clear of any Liens, and (ii) listed for trading on the NASDAQ National Market.

    Section 5.07.  Litigation.  There is no action, suit, investigation, arbitration or proceeding pending, and, to Purchaser's Knowledge, no Person has threatened to commence any such proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with Purchaser's ability to comply with or perform its obligations and covenants under this Agreement or any agreement entered into pursuant to this Agreement, and, to the Knowledge of Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

    Section 5.08.  Reports and Financial Statements; Absence of Certain Changes.

    (a) Purchaser has filed all forms, reports, schedules, statements and other documents required to be filed with the Commission pursuant to the Exchange Act since October 31, 1997 (collectively, as supplemented and amended since the time of filing, the "SEC Filings"). All of such SEC Filings complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such SEC Filings, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Purchaser included in the SEC Filings comply in all material respects with the published rules and regulations of the Commission with respect thereto, and such audited financial statements (i) were derived from and are consistent with the books and records of Purchaser, (ii) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly in all material respects the financial position of Purchaser as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were derived from and are consistent with the books and records of Purchaser, (ii) were prepared in accordance with United States generally accepted accounting principles, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly in all material respects the financial position of Purchaser as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

    (b) Except as specifically contemplated by this Agreement or reflected in the SEC Filings, since January 31, 2000 there has not been (i) any change or event having a Material Adverse Effect on Purchaser, (ii) any declaration setting aside or payment of any dividend or distribution with respect to the common stock of Purchaser, or (iii) any material change in Purchaser's accounting principles, procedures or methods.

    Section 5.09.  Compliance with Laws.  Except as disclosed in the SEC Filings filed prior to the date of this Agreement, Purchaser has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting Purchaser except where any non-compliance has not and will not, individually or in the aggregate, have a Material Adverse Effect. No investigation or review by any Governmental Entity (other than tax audits in the ordinary course of Purchaser's business) with respect to Purchaser is pending or, to Purchaser's Knowledge, threatened, nor has any Governmental Entity indicated in writing to Purchaser an intention to conduct the same. Purchaser is not in default with respect to any order, writ, injunction or decree known to or served upon Purchaser, except where any default has not had and will not, individually or in the aggregate, have a Material Adverse Effect.

    Section 5.10.  Purchase Entirely for Own Account.  The Shares being purchased by Purchaser are being acquired for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

    Section 5.11.  Accredited Investor.  Purchaser is an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

    Section 5.12.  Brokerage Fees.  Except as set forth on Schedule 5.12 hereto, Purchaser has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any of the agreements contemplated hereby or any transaction contemplated hereby or thereby or any transaction of like nature that would be required to be paid by Altitun or Sellers.

    Section 5.13.  No Misleading Statements.  This Agreement and the schedules hereto do not contain any untrue statement of a material fact by Purchaser and do not omit to state any material fact necessary to make any of the statements by Purchaser contained herein or therein not misleading.

ARTICLE VI.
CONDUCT PRIOR TO THE CLOSING

    Section 6.01.  Conduct of the Business.  The Sellers hereby covenant and agree that, from the date hereof until the Closing, unless otherwise consented to by Purchaser in writing, they shall cause Altitun to observe each term set forth in this Section 6.01, and shall be accountable for any failure by Altitun in this regard pursuant to Article XI hereof:

      (a) The business of Altitun shall be conducted only in, and Altitun shall not take any action except in, the ordinary course of Altitun's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Altitun's past custom and practice;

      (b) Altitun shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for, to the extent feasible, substantially similar premiums are in full force and effect;

      (c) Altitun shall (i) use its best efforts to preserve intact Altitun's business organization and goodwill, keep available the services of Altitun's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Altitun; (ii) confer on a regular and frequent basis with representatives of Purchaser to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Sellers in this Agreement untrue at the Closing; and (iv) notify Purchaser of any emergency or other change in the normal course of Altitun's business or in the operation of Altitun's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

      (d) Altitun (for purposes of this Section 6.01(d), all references to Altitun shall include the Affiliates, and any former Subsidiaries and Affiliates, of Altitun) shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax Returns for all Tax periods ending on or before the Closing where the due date for such Tax Returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Closing (all Tax Returns described in this Section 6.01(d) and any schedules to be included therewith shall be prepared on a basis consistent with those of Altitun prepared for prior Tax periods); provided, however, that Altitun shall not file any such Tax Returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with and approval by Purchaser. Altitun shall provide Purchaser with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax Return or election of Altitun at least ten days before filing such return or election and shall reasonably cooperate with any request by Purchaser in connection therewith;

      (e) Altitun shall not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of the Tax Returns for the taxable year ended December 31, 1999;

      (f)  Altitun shall not change any of its methods of accounting in effect at December 31, 1999, other than those required by Generally Accepted Accounting Principles; and

      (g) Altitun shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 4.12 hereof.

    Section 6.02.  Access to Books and Records.  Between the date hereof and the Closing, Altitun shall afford to Purchaser and its authorized representatives (the "Purchaser Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of Altitun, and the work papers of Altitun's independent accountants, and otherwise provide such assistance as is reasonably requested by Purchaser in order that Purchaser may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of Altitun. In addition, Altitun and its officers and directors shall cooperate fully (including providing introductions where necessary) with Purchaser to enable Purchaser to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of Altitun, as Purchaser deems reasonably necessary.

ARTICLE VII.
ADDITIONAL AGREEMENTS

    Section 7.01.  Nonsolicitation.

    (a) Each Seller agrees that, except as set forth in Section 7.01(b), during the period beginning on the Closing and ending on the date which is three (3) years after the Closing (the "Term"), Seller will not, directly or indirectly, as employee, agent, consultant, principal or otherwise, (i) seek to influence or alter the relationship between Altitun and any Person to whom Altitun provided services or to whom Altitun made a presentation related to the business of Altitun at any time during the one-year period immediately preceding the Closing or during the Term, or (ii) solicit for employment or other services or hire or otherwise seek to influence or alter the relationship between Altitun and any Person who is or was an employee of Altitun at any time during the one-year period immediately preceding the Closing or during the Term, except on behalf of Altitun or Purchaser; provided, however, that general solicitation or hire shall not constitute a breach of this covenant so long as Seller shall not offer employment to any such employee of Altitun within six (6) months following the termination of such employee's employment by Altitun.

    (b) The provisions of Section 7.01(a) shall not apply with respect to any Person owned wholly or partially (each a "Portfolio Company") by any of the Sellers listed in Schedule 7.01(b) (the "VC-Sellers"); provided, however, that no VC-Seller shall be allowed to encourage or otherwise participate in the recruitment efforts or hiring of any Portfolio Company with respect to any employee of Altitun.

    Section 7.02.  Confidentiality.  Following the Closing, each Seller shall strictly maintain the confidentiality of all information, documents and materials relating to Altitun, except to the extent disclosure of any such information is required by law or authorized by Purchaser. In the event that any Seller reasonably believes after consultation with counsel that he/she is required by law to disclose any confidential information described in this Section 7.02, such Seller will (i) provide Purchaser with prompt notice before such disclosure in order that Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to confidential information and (ii) cooperate with Purchaser, at Purchaser's sole cost and expense, in attempting to obtain such order or assurance. The provisions of this Section 7.02 shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of default by any Seller of this Agreement.

    Section 7.03.  Remedies.  Without limiting the right of Purchaser and Altitun to pursue all other legal and equitable rights available to them, including without limitation, damages for the actual or threatened violation of this Article VII by Sellers, it is agreed that other remedies cannot fully compensate Purchaser or Altitun for such a violation and that Purchaser and Altitun shall be entitled to injunctive relief and/or specific performance to prevent violation or continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Article VII, any term, restriction, covenant or promise in this Article VII is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

    Section 7.04.  Maintenance of Altitun.  Except as set forth in the Recitals to this Agreement, Purchaser will not sell, transfer or otherwise dispose of the Shares or take any other action that would result in Purchaser not holding, beneficially and of record, Shares representing more than fifty percent (50%) of the total votes of Altitun from the Closing through and including December 31, 2000.

Notwithstanding the foregoing, nothing in this Section shall prevent Purchaser from merging into another company.

    Section 7.05.  Change in Management.  Immediately upon Closing, Purchaser shall cause extraordinary shareholders' meetings of Altitun and the Subsidiaries to be held for purposes of electing new directors and auditors. Sellers covenant that the present directors and auditors will be removed from their positions without any claim for compensation or remuneration except for compensation in the ordinary course of business and that these directors will not exercise their formal authority to represent the respective companies. Purchaser covenants that the next ordinary shareholders' meetings of Altitun and the Subsidiaries will pass the necessary resolutions whereby the present directors will be discharged from liability with respect to their administration of the respective entities' affairs, provided, however, that the such entities' auditors have approved such discharge from liability. If requested by Purchaser, Sellers agree to cause general powers of attorney to be duly and validly issued in favour of persons appointed by Purchaser, which individuals shall have unlimited authority to represent Altitun and the Subsidiaries in all matters until the new Boards of Directors have been officially registered.

    Section 7.06.  Preparation of Registration Statement; Blue Sky Laws.  As promptly as practicable and no later than 10 Business Days after the Closing, Purchaser shall prepare and file with the Commission a registration statement on Form S-3 with respect to the shares of Purchaser Stock to be issued pursuant to this Agreement (the "Registration Statement"). Purchaser shall use all commercially reasonable efforts to have such Registration Statement declared effective under the Securities Act as promptly as practicable after filing. Each of Purchaser and the Sellers shall indemnify and hold harmless the other from any obligations, claims or liabilities arising from any statement supplied by such party for inclusion in the Registration Statement which, at the time such statement was made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statement, in light of the circumstances under which is was made, not false or misleading. Purchaser shall also take any action required to be taken under any applicable provincial or state securities laws (including "Blue Sky" laws) in connection with the issuance of the Purchaser Stock pursuant to this Agreement; provided, however, that Purchaser shall not be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where Purchaser is not now so subject, except as to matters and transactions arising solely from the offer and sale of Purchaser Stock.

    Section 7.07.  Additional Agreements, Cooperation.

    (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Swedish, United States federal or state, or other foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and (vi) to fulfill all conditions to this Agreement; provided, however, that Purchaser shall not be required to agree to any divestiture by Purchaser or Altitun or any of Purchaser's Subsidiaries or Affiliates shares of capital stock or of any business, assets or property of Purchaser or its Subsidiaries or Affiliates or of Altitun or its Affiliates or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

    (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any Regulatory Authority or Governmental Entity, including, without limitation, any filing necessary under the provisions of the Securities Act, the Exchange Act or any other United States federal or state, or foreign statute or regulation. Each party hereto shall promptly inform each other party of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby.

    Section 7.08.  No Negotiations.  From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Sellers shall not, and shall cause Altitun and its officers, directors, employees, agents, representatives and affiliates, not to, directly or indirectly solicit, initiate or encourage submission of any proposal or offer from any Person (including any of its or their officers or employees, representatives, agents, or affiliates) relating to any liquidation, dissolution, recapitalization, tender or exchange offer, solicitation of proxies, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Altitun or other similar transaction or business combination involving Altitun, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Sellers shall promptly notify Purchaser if any such proposal or offer, or any inquiry from or contact with any Person with respect thereto, is made and shall promptly provide Purchaser with such information regarding such proposal, offer, inquiry or contact as Purchaser may request. In addition, from and after the date of this Agreement, until the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, the Sellers shall not, and shall cause Altitun and its directors, officers, employees, representatives, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any proposal made by any Person or group (other than Purchaser) relating to any of the foregoing; provided, however, that nothing contained herein shall prohibit Sellers, Altitun or any of its officers, directors, employees, agents or representatives from maintaining existing relations related to the current plans for raising of capital for Altitun, which plans do not involve any transaction described above or that would otherwise cause a change of control of Altitun.

    Section 7.09.  Approvals and Consents.  The Sellers shall, and shall cause Altitun to, use best efforts to obtain all consents and approvals, if any, required to be obtained by them or it to carry out the transactions contemplated by this Agreement, including all consents, waivers or approvals under any of the Contracts in order to preserve the benefits thereunder for Altitun and otherwise, and will cooperate with Purchaser to obtain all such approvals and consents required of Purchaser.

    Section 7.10.  Pooling Affiliates.

    (a) Promptly following the date of this Agreement, the Sellers shall cause Altitun to deliver to Purchaser a list of names and addresses of those Persons who are affiliates within the meaning of Rule 144 of the rules and regulations promulgated under the Securities Act or otherwise applicable Commission accounting releases with respect to Altitun (the "Company Pooling Affiliates"). Altitun shall provide Purchaser such information and documents as Purchaser shall reasonably request for purposes of reviewing such list. Sellers shall deliver to Purchaser, on or prior to the Closing, an affiliate letter in the form attached hereto as Exhibit 7.10(a), executed by each of the Company Pooling Affiliates identified in the foregoing list. Purchaser shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Purchaser Stock to be received by such Company Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Purchaser Stock, consistent with the terms of such letters.

    (b) As it deems appropriate, Purchaser shall procure, on or prior to the Closing, an affiliate letter in the form attached hereto as Exhibit 7.10(b), executed by appropriate Affiliates of Purchaser.

    (c) For so long as resales of shares of Purchaser Stock issued pursuant to this Agreement are subject to the resale restrictions set forth in Rule 144 under the Securities Act, Purchaser will use good faith efforts to comply with Rule 144(c)(1) under the Securities Act.

    Section 7.11.  Pooling Actions.  The parties will each take all actions reasonably necessary for Purchaser to account for the business combination to be effected by this Agreement as a pooling of interests.

    Section 7.12.  Notification of Certain Matters.  Sellers or Purchaser, as the case may be, shall promptly notify the other of (i) its obtaining of knowledge as to the matters set forth in clauses (x), (y) and (z) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (y) any material failure of Sellers, Altitun or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (z) the institution of any claim, suit, action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

    Section 7.13.  Tax Matters.

    (a) Purchaser will file (or cause to be filed) all Tax Returns of Altitun for all Tax periods ending after the Closing. After the Closing, Purchaser, to the extent permitted by law, shall have the right to amend, modify or to otherwise change all Tax Returns of Altitun for all Tax periods.

    (b) In the event that any Swedish tax authority conducts an audit of Altitun's Tax Returns for any periods ending after the Closing, such audit proceedings shall be the sole responsibility, and under the sole control, of Purchaser. In the event of an audit of Altitun's Tax Returns for any period ending on or before the Closing, Altitun (prior to the Closing) or the Seller's' Representative (after the Closing) shall be entitled to participate, at its or his own cost and expense, in such audit proceedings; provided, however, that any settlement with the Swedish tax authority with respect to such audit proceedings may be entered into only with the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser shall notify the Sellers' Representative promptly after receipt by Purchaser of written notice of pending audit proceedings for Tax periods ending on or before the Closing. If, in accordance with the foregoing, the Sellers' Representative elects to participate in such audit proceedings, it shall, within thirty (30) calendar days after receiving such notice from Purchaser, notify Purchaser of its intent to do so. The parties agree to cooperate with each other in the conduct of any audit proceedings relating to Altitun's Tax Returns.

    Section 7.14.  Nasdaq National Market.  Prior to the Closing, Purchaser shall apply for the listing on the Nasdaq National Market of the shares of Purchaser Stock issuable pursuant to this Agreement, upon official notice of issuance and shall take all other acts as necessary or appropriate to cause such shares to become and remain so listed.

    Section 7.15.  Registration Rights.  Purchaser agrees to grant, effective as of the Closing, the registration rights set forth in the Registration Rights Agreement attached as Exhibit 7.15 hereto to all holders of Purchaser Stock issued as a result of the transactions contemplated by this Agreement who execute such agreement at or prior to the Closing.

    Section 7.16.  Resales of Purchaser Stock.  Each Seller agrees to resell the shares of Purchaser Stock only in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.

ARTICLE VIII.
CONDITIONS TO CLOSING

    Section 8.01.  Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing:

      (a)  No Injunctions or Restraints.  No action or proceeding shall be instituted by any Governmental Entity, and no judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material sanctions, damages, or liabilities arising out of the transaction contemplated by this Agreement on Altitun, or any of its officers or directors; or (ii) otherwise preventing the consummation of the transaction contemplated by this Agreement.

      (b)  Governmental Approvals.  All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

    Section 8.02.  Additional Conditions to Purchaser's Obligations.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Purchaser's sole discretion) of each of the following conditions on or before the Closing:

      (a)  Representations and Warranties True and Correct.  The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the date of the Closing had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Altitun or Sellers of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date; provided that, this condition shall be deemed satisfied, solely for purposes of this Section 8.02(a) and not for any other purpose (including, without limitation, any purpose in Article XI hereof), if all of the changes in the representations and warranties in Article IV between the date hereof and the Closing do not, in the aggregate, have a Material Adverse Effect;

      (b)  Covenants Performed.  Sellers and Altitun shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

      (c)  Consents Obtained.  Sellers or Altitun shall have obtained, or caused to be obtained, each consent and approval, if any, referred to in Section 7.12 hereof;

      (d)  No Material Adverse Change.  Between the date of this Agreement and the Closing, there shall not have occurred any Material Adverse Change to Altitun;

      (e)  No Injunctions or Restraints.  No action or proceeding shall be instituted by any Governmental Entity, and no judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of any securities of Altitun; (ii) imposing or seeking to impose limitations on the ability of Purchaser to combine and operate the business and assets of Altitun with any of its affiliates or other operations; (iii) imposing or seeking to impose material sanctions, damages, or liabilities arising out of the transaction contemplated by this Agreement on Purchaser, or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Purchaser of all or any portion of the business, assets, or property of Altitun.

      (f)  Acquisition of Shares and Option to Acquire Options.  Sellers holding more than 98% of the Shares, representing more than 98% of the votes, shall have signed this Agreement, and Optionholders holding more than 98% of the Options shall have signed U.S. Exchange Agreements or the Forward Option Agreement, as applicable.

      (g)  Key Employee Agreements.  Employment agreements shall have been entered into between Purchaser and (A) the six persons identified in paragraph (a) of Schedule 8.02(g), and (B) fourteen of the sixteen persons identified in paragraph (b) on Schedule 8.02g (the "Key Employees"). All such employment agreements shall be in full force and effect and without any indication from the Key Employees of not fulfilling his or her obligations thereunder.

      (h)  Consulting Agreements.  Consulting Agreements shall have been entered into between Purchaser and each of Ian Jenks and David Hardwick. Both consulting agreements shall be in full force and effect and without any indication from Messrs. Jenks or Hardwick of not fulfilling his obligations thereunder.

      (i)  Pooling Letters.  Purchaser and Altitun shall have received the letters described in the third Recital to this Agreement from Grant Thornton and Arthur Andersen LLP and such letters shall not have been withdrawn, modified or qualified in any material respect as of the Closing as certified by Grant Thornton and Arthur Andersen LLP, respectively, in a writing addressed to their respective addressees and dated as of the Closing, and Purchaser shall have received the letter of Arthur Andersen LLP, addressed to Purchaser and dated as of the Closing, stating that in reliance on the letter and certificate of Grant Thornton described in this paragraph (h) and based on its familiarity with Purchaser, the transaction contemplated by this Agreement will qualify as a pooling-of-interests transaction under Opinion 16.

      (j)  Shareholders' Agreement.  The Shareholders' Agreement dated June 22, 1999, as amended, by and between nineteen of the Sellers shall have been terminated by the parties thereto.

      (k)  Delivery of Certain Documents.  On the date of Closing, Sellers shall have delivered to Purchaser all of the following:

         (i) a certificate of the President and the Chief Financial Officer of Altitun, dated the date of Closing, stating that the conditions precedent set forth in subsections (a), (b) and (d) above have been satisfied;

        (ii) copies of the third party and governmental consents and approvals, if any, referred to in subsection (c) above;

        (iii) all Altitun's minutes of meetings of shareholders and minutes of meetings of the board of directors;

        (iv) a copy of the Certificate of Registration and Articles of Association of Altitun;

        (v) a copy, fully executed by Sellers' Representative, of the Escrow Agreement;

        (vi) Purchaser shall have received the resignation in writing of the directors of Altitun effective as of the Closing;

       (vii) copies of Affiliate Agreements executed by each affiliate of Altitun as set forth in Section 7.14;

       (viii) a Bill of Sale (avräkningsnota) executed by each Seller;

        (ix) One or more Forward Option Agreements and U.S. Exchange Agreements executed by holders of at least 98% of the Optionshares;

        (x) a copy, dated as of the date of Closing and certified by the Managing Director of Altitun, of Schedules 2.01 and 4.03;

        (xi) such other certificates, documents and instruments as Purchaser reasonably requests related to the transactions contemplated hereby; and

       (xii) a copy of an executed Assignment by Urban Eriksson of all rights to any intellectual property, including without limitation any inventions or discoveries (whether patentable or not), improvements or ideas for products, methods, designs, or proprietary information, developed in whole or in part by Urban Eriksson on behalf of Altitun or its Subsidiaries or otherwise related to the business of Altitun as presently conducted.

    Section 8.03.  Additional Conditions to Sellers' Obligations.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in their sole discretion) of each of the following conditions on or before the Closing:

      (a)  Representations and Warranties True and Correct.  The representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the date of Closing had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date; provided that, this condition shall be deemed satisfied, solely for purposes of this Section 8.03(a) and not for any other purpose (including, without limitation, any purpose of Article XI hereof), if all of the changes in the representations and warranties in Article V between the date hereof and the Closing do not, in the aggregate, have a Material Adverse Effect;

      (b)  Covenants Performed.  Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

      (c)  Delivery of Certain Documents.  On the Closing Date, Purchaser will have delivered to Sellers:

         (i) a certificate of an officer of Purchaser dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

        (ii) a copy of the Escrow Agreement executed by Purchaser and the escrow agent;

        (iii) a copy of the resolutions adopted by Purchaser approving the transactions contemplated by this Agreement, certified by the Secretary or Assistant Secretary of Purchaser;

        (iv) a copy of the Registration Rights Agreement executed and delivered by Purchaser;

        (v) certificates representing shares of Purchaser Stock issued to the Sellers in connection with the transactions contemplated by this Agreement, together with certificates representing shares of Purchaser Stock to be issued to the escrow agent pursuant to Section 3.02 hereof and to Morgan Stanley Dean Witter and Fischer Partner Fondkommission AB as escrow agents pursuant to Section 12.02(b) hereof;

        (vi) cash in lieu of fractional shares of Purchaser Stock, pursuant to Section 3.01 hereof; and

       (vii) such other certificates, documents and instruments as Sellers reasonably request related to the transactions contemplated hereby.

ARTICLE IX.
THE SELLERS' REPRESENTATIVE

    Section 9.01.  Appointment.  As used in this Agreement, the "Sellers' Representative" shall mean Dr. Lennart Ramberg or any person appointed as a successor Sellers' Representative pursuant to Section 9.02 hereof.

    Section 9.02.  Election and Replacement.  During the period ending upon the date when all obligations under this Agreement have been discharged (including all indemnification obligations pursuant to Article XI hereof), the holders of Shares who immediately prior to the Closing held Shares representing an aggregate number of Shares which exceeds 50% of the amount of such Shares outstanding immediately prior to the Closing (a "Majority") may from time to time upon written notice to the Sellers' Representative and Purchaser remove the Sellers' Representative or appoint a new Sellers' Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Sellers' Representative, and if the Sellers' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Sellers' Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Sellers' Representative within fifteen (15) business days from a request by Purchaser to appoint a successor Sellers' Representative, Purchaser shall have the right to appoint a Sellers' Representative to fill the vacancy so created, and shall advise all those who were holders of Shares immediately prior to the Closing of such appointment by written notice. A copy of any appointment by the Majority of any successor Sellers' Representative shall be provided to Purchaser promptly after it shall have been effected.

    Section 9.03.  Authority.  The Sellers' Representative shall be authorized to take action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (including, without limitation, the Escrow Agreement, the Registration Rights Agreement, and the Bills of Sale) (an "Instrument") which the Sellers' Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Sellers, such counsel, investment bankers, accountants, representatives and other professional advisors as he determines in his sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform the Sellers' Representative's rights and obligations hereunder. Any party receiving an Instrument from the Sellers' Representative shall have the right to rely in good faith upon such certification, and to act in accordance with the Instrument without independent investigation.

    Section 9.04.  No Liability of Purchaser.  Purchaser shall have no liability to any shareholder of Altitun or otherwise arising out of the acts or omissions of the Sellers' Representative or any disputes among the Sellers. Purchaser shall have no direct liability to the Sellers under this Agreement or the other agreements referred to herein and may rely entirely on its dealings with, and notices to and from, the Sellers' Representative to satisfy any obligations it might have under this Agreement, any agreement referred to herein or otherwise to the Sellers.

ARTICLE X.
TERMINATION

    Section 10.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

      (a) by the mutual consent of the parties hereto;

      (b) by either Purchaser or the Sellers if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement, which breach has not been cured by such other party within thirty (30) days following receipt of notice thereof;

      (c) by either Purchaser or the Sellers if the transactions contemplated hereby have not been consummated by June 12, 2000; provided, that, neither Purchaser nor the Sellers will be entitled to terminate this Agreement pursuant to this Section 10.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

      (d) by Purchaser if, after the date hereof, there shall have been a Material Adverse Effect with respect to Altitun or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any Material Adverse Effect with respect to Altitun.

      (e) by the Sellers if, after the date hereof, there shall have been a Material Adverse Effect with respect to Purchaser or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any Material Adverse Effect with respect to Purchaser.

    Section 10.02.  Effect of Termination.  In the event of termination of this Agreement by either Purchaser or the Sellers as provided in Section 10.01 hereof, all provisions of this Agreement shall terminate and there shall be no liability on the part of Purchaser, Sellers or Purchaser's shareholders, officers, or directors, except that: (i) Section 12.02 (expenses) and Section 12.06 (applicable law) hereof shall survive indefinitely, and (ii) the parties shall remain liable for their willful breaches of this Agreement prior to the time of such termination.

ARTICLE XI.
INDEMNIFICATION

    Section 11.01.  Sellers' Promise to Indemnify.

    (a) Each Seller agrees to, jointly and severally, indemnify, defend and hold harmless Purchaser against any and all losses, claims, damages or liabilities and actions, and any reasonable legal or other expenses or costs incurred by Purchaser, Altitun and their respective officers, directors, employees, agents and subsidiaries (collectively, the "Purchaser Indemnified Parties") in connection with investigating or defending any such loss, claim, damage, liability or action, regardless of whether an action or claim has been filed or asserted against a Purchaser Indemnified Party after the Closing, caused by, arising or resulting from the following items (the "Purchaser Losses"): (i) any breach or inaccuracy of any representation or warranty made by such Seller under this Agreement, including the Schedules hereto, or in any other agreement entered into in connection herewith or certificates or other documents delivered with the closing of the transactions contemplated hereby (collectively, the "Related Documents"); (ii) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of such Seller under this Agreement or any Related Documents; (iii) any Claim asserted by a third party against an Indemnified Party arising out of the actions or inactions of Altitun with respect to Altitun's business prior to the Closing; or (iv) any Tax liability of Altitun for periods up to and including the Closing to the extent that such Tax liability has not been reserved for in the Latest Financial Statements or reserved on the books of Altitun prior to the Closing. In the case of Taxes that are imposed on a periodic basis and that are payable for a period that includes the Closing, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing.

    (b) Notwithstanding the provisions of Section 11.01(a) hereof, the parties hereto understand and agree that: (i) the representations relating to Sellers and their respective Shares in Sections 4.03, 4.04, 4.05, 4.06, the last sentence of Section 4.14, 4.35, 4.36 and 4.37 are made severally by each Seller with respect to such Seller only and the Shares represented as being owned by such Seller, and each Seller does not make any representations with respect to the other Sellers and the Shares represented as being owned by the other Sellers, and (ii) each Seller shall severally, and not jointly, indemnify against any Purchaser Losses caused by a breach of such Seller of any of Sections 4.03, 4.04, 4.05, 4.06, the last sentence of Section 4.14, 4.35, 4.36 and 4.37 and Sections 7.01, 7.02 and 7.16.

    Section 11.02.  Purchaser's Promise to Indemnify.  Purchaser agrees to indemnify, defend and hold harmless each Seller against any and all losses, claims, damages or liabilities and actions, and any reasonable legal or other expenses or costs incurred by such Seller in connection with investigating or defending any such loss, claim, damage, liability or action regardless of whether an action or claim has been filed or asserted against such Seller after the Closing, caused by, arising or resulting from the following items (the "Seller Losses"): (a) a material loss in market value of the shares of Purchaser Stock held by the Sellers as a direct result of any breach or inaccuracy of any representation or warranty made by Purchaser under this Agreement or any Related Documents; and (b) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Purchaser under this Agreement or any Related Documents.

    Section 11.03.  Procedure for Indemnification of Third Party Claims.

    (a)  Notice.  Subject to the provisions of Sections 11.01 and 11.02 above, in the event any Claim for indemnification is made thereunder, if there is asserted by a third party any Claim that in the judgment of an Indemnified Party may give rise to any Purchaser Losses or Seller Losses ("Indemnified Losses"), or if the Indemnified Party determines the existence of a Claim, whether or not the same shall have been asserted, such Indemnified Party shall give the indemnifying party or parties (the "Indemnitor") notice within ten (10) Business Days of the assertion of any Claim or within twenty (20) days of receipt of notice of the filing of any lawsuit based upon such assertion, or, with respect to a Claim not yet asserted against the Indemnified Party, promptly upon the determination by an executive officer of the Indemnified Party of the existence of the same, which notice shall describe the Claim in reasonable detail, and shall include the amount (estimated if necessary) of the related Indemnified Loss. Failure by the Indemnified Party to give timely notice pursuant to this Section 11.03 shall not relieve the Indemnitor of its obligations, except to the extent that the Indemnitor is actually materially prejudiced by such failure to give timely notice.

    (b)  Defense.  The Indemnified Party shall permit the Indemnitor to assume the defense of such Claim and any litigation resulting therefrom (and to prosecute by way of counterclaim or third party complaint any claim against such third party arising out of or relating to the Claim in question) upon receipt by the Indemnified Party of the Indemnitor's written acknowledgment of its obligation to indemnify the Indemnified Party with respect to the Claim and agreement to assume the defense of all claims or counts of such Claim. After giving such written agreement, the Indemnitor shall not be liable under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense but the Indemnitor shall be responsible for all such expenses incurred by the Indemnified Party in connection with the Claim prior to the assumption of the defense by the

Indemnitor. Notwithstanding the foregoing, any Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnitor if the Indemnified Party can establish, by reasonable evidence, that the conduct of its defense by the Indemnitor would reasonably be likely to prejudice the Indemnified Party due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnified Party and the Indemnitor, and provided further that in any event the Indemnified Party may participate in such defense at its own expense. Counsel selected by the Indemnitor or by the Indemnified Party to defend any Claim shall be subject to the reasonable approval of the other party. If the Indemnitor fails to assume the defense of any such Claim as provided above within a reasonable time (which shall be such period of time as will not, in the reasonable judgment of the Indemnified Party, result in prejudice to the rights of the Indemnified Party) after due notice has been given of a Claim, then until such time as the Indemnitor shall make such assumption, the Indemnified Party shall have the right to prosecute and conduct its own defense by counsel of its choice; provided, however, that the Indemnified Party may not enter into any compromise or settlement thereof without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. Such defense shall be at the cost and expense of the Indemnitor if the Indemnitor subsequently assumes such defense as provided above, or if it is subsequently determined that the Indemnitor is or was obligated to indemnify the Indemnified Party with respect to such Claim. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Purchaser Indemnified Parties, which Claim, if decided against any of the Purchaser Indemnified Parties, would have a Material Adverse Effect on the ongoing business or reputation of any of the Purchaser Indemnified Parties, then, in each such case, the Purchaser Indemnified Parties alone shall be entitled to, acting as a reasonable person under similar circumstances, contest, defend and settle such Claim in the first instance and, if the Purchaser Indemnified Parties do not contest, defend or settle such Claim, the Sellers' Representative shall then have the right to contest and defend (but not settle) such Claim.

    (c)  Settlement.  The Indemnitor shall not, without the prior written consent of the Indemnified Party, consent to the terms of any compromise or settlement of any Claim or litigation defended by the Indemnitor in accordance herewith (other than terms related solely to the payment of money damages and only after the Indemnitor has furnished the Indemnified Party with such evidence as the Indemnified Party may reasonably request of the Indemnitor's capacity to pay promptly the amount of such money damages at such times as provided in the compromise or settlement) which consent will not be unreasonably withheld, conditioned or delayed. The Indemnitor shall not, except with the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any compromise or settlement of an action or portion of an action relating to the Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release in respect of such Claim or litigation. If the Indemnitor chooses to defend any Claim, the Indemnified Party shall cooperate with the Indemnitor and make available to the Indemnitor any personnel or any books, records or other documents within its control that are necessary or appropriate for such defense, provided that such cooperation shall not unduly disrupt the operation of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any trade secret or confidential information of such Indemnified Party to become public. The Indemnitor shall pay the Indemnified Party's actual and reasonable out-of-pocket expenses incurred in connection with such cooperation.

    Section 11.04.  Limitations on Indemnification.  The indemnification provided by Section 11.01 shall be satisfied exclusively from the Escrow Agreement, and any liability of any Seller under Section 11.08 shall initially be satisfied from the Escrow Agreement. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 11.04 shall operate to limit the liability of an Indemnitor in respect of any Claim by an Indemnified Party under or pursuant to this Agreement.

    (a) No Claim for breach of a representation or warranty shall be made unless written notice thereof shall have been given by the Indemnified Party to the Indemnitor within one (1) year from the date of the Closing.  No Claim for a breach of a covenant or agreement to be performed prior to or at the Closing shall be made unless written notice thereof shall have been given by the Indemnified Party to the Indemnitor within six (6) months after the Closing.

    (b) An Indemnitor shall be required to indemnify, defend and hold harmless an Indemnified Party with respect to Indemnified Losses incurred by such Indemnified Party arising or resulting from a breach of or inaccuracy in any representation or warranty other than those contained in Sections 4.01 through 4.06, 4.24, 5.01 through 5.06 and 5.12 only: (i) if the amount of Indemnified Losses from an individual Claim is equal to or greater than SEK 1,000,000, and (ii) to the extent that the aggregate amount of all Indemnified Losses, for all Claims which satisfy the preceding clause (i) exceeds SEK 8,000,000, in which case only the excess over SEK 8,000,000 shall be subject to indemnification.

    (c) The total aggregate liability of the Sellers for all breaches of any of the provisions of this Agreement shall not exceed US$83,558,0001 if the Claim is in United States Dollars and SEK 743,666,200 if the Claim is in Swedish Kronor. The total aggregate liability of Purchaser for all breaches of any of the provisions of this Agreement shall not exceed US$83,558,000 if the Claim is in United States Dollars and SEK 743,666,200 if the Claim is in Swedish Kronor.

1
Determined as follows: number of outstanding Shares times Exchange Ratio times 60.75 times 10%.

    (d) Any indemnity payment payable pursuant to this Agreement shall be decreased to the extent of any insurance proceeds received by the Indemnified Party in respect of the Indemnified Losses giving rise to such indemnity payment.

    (e) If the amount with respect to which any Claim is made gives rise to a currently realizable direct Tax Benefit to the party making the Claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the Indemnified Party making the Claim. To the extent such Claim does not give rise to a currently realizable direct Tax Benefit, but if the amount with respect to which such Claim is made gives rise to a subsequently realized Tax Benefit to the Indemnified Party that made the Claim, such Indemnified Party shall refund to the Indemnitor the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it was a reduction in the amount of the initial Claim; provided, however, no subsequently realized Tax Benefit shall require a payment to the Indemnitor merely because such Tax Benefit exceeds the initial Claim. For purposes of this Section 11.04(e), a "Tax Benefit" means an amount by which the tax liability of the Indemnified Party (or group of corporations including the Indemnified Party) is reduced within one year of making the Claim (including, without limitation, by deduction, reduction of income, by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where an Indemnified Party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For purposes of this Section 11.04(e), a Tax Benefit is "currently realizable" to the extent it can in fact be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Claim. In the event that there should be a determination disallowing the Tax Benefit, the Indemnitor shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnitor pursuant to this Section 11.04(e). The amount of the refunded reduction or payment shall be deemed a payment under this Section 11.04(e) and thus shall be paid subject to any applicable reductions under this Section 11.04(e).

    (f)  The parties agree that any indemnification payments made by Purchaser or Sellers pursuant to this Agreement shall be treated for tax purposes as an adjustment to the consideration unless otherwise required by applicable Law.

    Section 11.05  Satisfaction of Indemnification Obligations.  Any shares of Purchaser Stock transferred for the purpose of satisfying a Claim shall be deemed to have a value equal to US$60.75 if the Claim is in United States Dollars and SEK 541 if the Claim is in Swedish Kronor. Sellers and Purchaser shall have the right to satisfy any liability under Section 11.08 with Purchaser Stock, at the value agreed in this Section 11.05.

    Section 11.06  No Rescission Right.  No party hereto shall be entitled to any remedy, including in connection with an action under Section 11.08, that would result in a rescission, termination or cancellation of this Agreement or the unwinding of the transactions consummated pursuant hereto.

    Section 11.07.  Sellers' Representative Acknowledgment.  The Sellers' Representative hereby acknowledges and agrees, for himself and on behalf of the Sellers and each of their respective heirs, successors and/or assigns, that, in the event that they become liable pursuant to the terms of this Article XI to indemnify any Indemnified Party, he shall have no rights and shall make no claim against Altitun with respect to any matter which is the subject of or otherwise related to the Purchaser Loss requiring such indemnification. Purchaser acknowledges and agrees that, until such time as the Sellers have become so liable, the Sellers' Representative shall retain all rights that he may have to contest or dispute the Sellers' responsibility to indemnify such Indemnified Party in accordance with the terms of Section 11.04 hereof.

    Section 11.08  Sole and Exclusive Remedy.  After the Closing, the rights set forth in this Article XI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent Purchaser, on the one hand, or the Sellers, on the other, from bringing an action against the Sellers (collectively) or Purchaser, respectively, based upon allegations of fraud or other intentional breach by such other party or parties of an obligation of or with respect to the other parties in connection with this Agreement and the Related Documents; provided, however, that: (1) Purchaser shall not have the right to bring any action against the Sellers on a joint basis pursuant to this Section 11.08 after the first anniversary of the Closing; and (2) under no circumstances shall the joint liability of any Seller under this Section 11.08 exceed an amount equal to fifty percent (50%) of the value of the shares of Purchaser Stock such Seller is entitled to receive at the Exchange Ratio pursuant to Section 3.01, nor shall the liability of Purchaser under this Section 11.08 exceed an amount equal to fifty percent (50%) of the value of the aggregate number of shares of Purchaser Stock issued to Sellers pursuant to Section 3.01, valued at $60.75 per share; provided, further, Purchaser shall maintain the right to bring any action on a several basis against an individual Seller allegedly responsible for such fraud or intentional breach to the full extent and for the full amount of damages permitted by applicable law.

ARTICLE XII.
GENERAL PROVISIONS

    Section 12.01.  Taking of Necessary Action.  Purchaser and Sellers shall each use its or their best efforts to take all action as promptly as possible as may be necessary or appropriate to effectuate the sale of the Shares to Purchaser. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto agrees, subject to applicable law, to use all reasonable efforts promptly to take or cause to be taken all further action and promptly to do or cause to be done all further things (including the execution and delivery of such further instruments and documents) as any party reasonably may request.

    Section 12.02.  Expenses.

    (a) Except as provided in Article XI, all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser, and all costs and expenses incurred by Sellers in connection with this Agreement and the transactions contemplated hereby shall be paid by Sellers.

    (b) At the Closing, Purchaser shall for the benefit of all Sellers (and Optionholders) deliver to (A) Morgan Stanley Dean Witter, 25 Cabot Square, Canary Wharf, London E14 4QA, England; fax +44 207 425 5800 (attention: Christian Dyvig), as escrow agent for all Sellers (and Optionholders), 465,020 shares of Purchaser Stock, on a pro rata basis for all Sellers, to cover Sellers' costs for financial advice in this transaction, and (B) to Fischer Partner Fondkommission AB, Hovslagargatan 5, 111 48 Stockholm, Sweden; +1 8-611 6405 (attention: Peter Andersson) as escrow agent for all Sellers (and Optionholders), 16,461 shares of Purchaser Stock, on a pro rata basis for all Sellers, to cover for legal and financial advice (Lagerlof & Leman Linklater & Alliance, Setterwalls and Lindebergs Grant Thornton), and out of pocket costs incurred by Morgan Stanley Dean Witter in connection with this transaction; provided, however, that such advisors, as a condition to transfer of such shares of Purchaser Stock from Sellers, shall agree to abide by any applicable affiliate resale restrictions. Sellers covenant that they do not have any arrangement with Morgan Stanley Dean Witter, Lagerlof & Leman, Linklaters & Alliance, Setterwalls or Lindebergs Grant Thornton pursuant to which Sellers (or Optionholders) are obligated to pay for their services in Purchaser Stock.

    Section 12.03.  Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

    Section 12.04.  Entire Agreement.  This Agreement, the Schedules and the Exhibits contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way, other than the Confidentiality Agreement between Purchaser and Altitun dated March 23, 2000. No party has made any representations or warranties regarding the transactions contemplated by this Agreement other than those contained in this Agreement.

    Section 12.05.  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax communication, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows:

      (a) If to any of the Sellers, to the applicable Seller at the address of such Seller set forth in Schedule 12.05(a)

      (b) If to the Sellers' Representative, to:

      (c) If to Purchaser, to:

      ADC Telecommunications, Inc.
      12501 Whitewater Drive
      Minnetonka, Minnesota 55343
      U.S.A.
      Fax: +1 (612) 946-3292

      Attn: General Counsel

      With a copy to:

      Dorsey & Whitney LLP
      220 South Sixth Street
      Minneapolis, Minnesota 55402
      Telephone No.: (612) 340-2600
      Fax: (612) 340-8738
      Attn: Robert A. Rosenbaum, Esq.

      and

      Rydin & Carlsten Advokatbyra
      Norrmalmstorg 1
      P.O. Box 1766
      S-111 87 Stockholm
      Telephone No. +46 8 679 5170
      Fax: +46 8 611 4850
      Attn: Erik Lind

or such other addresses as shall be furnished by like notice by such party. All such notices and communications shall, when telefaxed (immediately thereafter confirmed by telephone), be effective when telefaxed, or if sent by internationally recognized courier service, be effective two (2) Business Days after the same has been delivered to such courier service marked for express delivery, or, if mailed, be effective when received.

    Section 12.06.  Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Sweden, without reference to or application of any conflicts of laws principles; provided however, that (a) any dispute or issue under this Agreement related to the Purchaser Stock which is required by the Minnesota Business Corporation Act to be governed by the laws of the State of Minnesota shall be governed by the laws of the State of Minnesota, and (b) any dispute or issue under this Agreement primarily relating to the United States securities laws shall be governed by the Federal Securities Laws of the United States of America.

    Section 12.07.  Consent to Jurisdiction; Receipt of Process.  Each party hereby consents to the jurisdiction of, and confers exclusive jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement, or any of the transactions contemplated hereby, upon the District Court of Stockholm with respect to matters governed by Swedish law pursuant to Section 12.06 and upon the federal district court for the Southern District of New York with respect to matters governed by Minnesota Law or the Federal Securities Laws of the United States of America pursuant to Section 12.06 (and, in each case, appropriate appellate courts). Each party hereby irrevocably waives, and agrees not to assert as a defense in any such action, suit or proceeding, any objection which it may now or hereafter have to venue of any such action, suit or proceeding brought in any such court and hereby irrevocably waives any claim that any such action, suit or proceeding brought in any such court or tribunal has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without Sweden or the United

States of America; provided, that notice thereof is provided pursuant to provisions for notice under this Agreement.

    Section 12.08.  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

    Section 12.09.  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    Section 12.10.  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    Section 12.11.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 12.12.  Headings.  The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

    Section 12.13.  Press Releases and Announcements.  Immediately after this Agreement shall have become effective, as provided in Section 2.01 hereof, Sellers and Purchaser shall jointly issue a press release substantially in the form set forth in Exhibit 12.13 hereto. Notwithstanding the foregoing, the Sellers acknowledge and agree that Purchaser, as a public company, is subject to certain disclosure requirements under applicable securities laws. For this reason, Purchaser reserves the right to disclose the existence of and the status of negotiations at any time it decides that securities laws or the rules of any stock exchange require such disclosure, and Purchaser shall have the right to issue a press release regarding the transactions contemplated hereby upon the signing of this Agreement and upon the Closing; provided that, Purchaser agrees to notify Altitun if Purchaser intends to make a disclosure and, to the extent feasible, to provide the Sellers' Representative with the text of the disclosure and opportunity to comment in advance of its release to the public.

[Signature pages follow]

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or their duly authorized officer as of the date first written above.

SELLERS:

/s/ LENNART RAMBERG Lennart Ramberg	/s/ BJÖRN BROBERG Björn Broberg	/s/ ROBERT PLASTOW Robert Plastow
/s/ STEFAN LINDGREN Stefan Lindgren	/s/ STEFAN NILSSON Stefan Nilsson	* Tim Greaves
/s/ BJÖRN STÅLNACKE Björn Stålnacke	/s/ JERK TONNEMAN Jerk Tonneman	/s/ MARKUS RENLUND Markus Renlund
* Pierre-Jean Rigole	* Lars Andersson	* David Hardwick
* Christofer Silfvenius	/s/ GUNNAR BERGSTEDT Gunnar Bergstedt	* John Dexheimer
/s/ EILERT BERGLIND Eilert Berglind	/s/ JONAS BRATT Jonas Bratt	/s/ LENA BÄCKBORN Lena Bäckborn
/s/ OLLE KJEBON Olle Kjebon	/s/ RICKARD SCHATZ Rickard Schatz	/s/ SEBASTIAN LOURDUDOSS Sebastian Lourdudoss
/s/ TIINA KLINGA Tiina Klinga	* Jens Buus	/s/ ANDERS ERIKSSON Anders Eriksson
/s/ RUNE LÖDERUP Rune Löderup	* Ian Jenks	/s/ CARL PALMSTIERNA Carl Palmstierna
* Peter Törnquist	* Björn Algkvist	* Erik Syring
* Frank Bonsal

Emerging Technologies Ltd.

By	/s/ CARL PALMSTIERNA
Name:	Carl Palmstierna
Title:
KB (CI) Nominees Ltd		Telia Business Innovation AB
By	*	By	/s/ MAGNUS HOLM
Name:		Name:	Magnus Holm
Title:		Title:

Kennet I L.P.		Broadview SLP		Investment AB Bure
By:	*	By:	*	By:	/s/ STEFFEN INGEBORN
Name:		Name:		Name:	Steffen Ingeborn
Title:		Title:		Title:	Managing General Partner
AB Chalmersinvest		Volvo Technology Transfer AB		SE Bankens Utvecklingsstiftelse
By:	/s/ STEFFEN INGEBORN	By:	/s/ STEFFEN INGEBORN	By:	/s/ STEFFEN INGEBORN
Name:	Steffen Ingeborn	Name:	Steffen Ingeborn	Name:	Steffen Ingeborn
Title:		Title:		Title:
Stiftelsen Samverkan Universitct/högskola och näringsliv I Linköping		Stiftelsen Samverkan Universitct/högskola och näringsliv I Lund		Allmänna Pensionsstiftelsen, 6:e Fondstyrelsen
By:	/s/ STEFFEN INGEBORN	By:	/s/ STEFFEN INGEBORN	By:	/s/ STEFFEN INGEBORN
Name:	Steffen Ingeborn	Name:	Steffen Ingeborn	Name:	Steffen Ingeborn
Title:		Title:		Title:
Swedestart II KB
Through Khinga AB
By:	/s/ (ILLEGIBLE)
Name:
Title:

* By Power of Attorney.

PURCHASER:

ADC TELECOMMUNICATIONS, INC.

By:	/s/ LYNN J. DAVIS
Name:	Lynn J. Davis
Title:	Senior Vice President President, Broadband Connectivity Group

QuickLinks

SHARE PURCHASE AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. PURCHASE AND SALE OF THE SHARES; CLOSING
ARTICLE III. CONSIDERATION
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLERS
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE VI. CONDUCT PRIOR TO THE CLOSING
ARTICLE VII. ADDITIONAL AGREEMENTS
ARTICLE VIII. CONDITIONS TO CLOSING
ARTICLE IX. THE SELLERS' REPRESENTATIVE
ARTICLE X. TERMINATION
ARTICLE XI. INDEMNIFICATION
ARTICLE XII. GENERAL PROVISIONS